Exhibit 10.1

SEPARATION, SEVERANCE AND RELEASE AGREEMENT

THIS SEPARATION, SEVERANCE AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between TechPrecision Corporation (hereinafter the “Company”) and James Reindl (“Employee”), as of March 31, 2009 (the “Effective Date”).  Company and Employee are each a “Party” and together, the “Parties”.

RECITALS

WHEREAS, Employee and the Company are parties to an Employment Agreement dated April 1, 2007 (the “Employment Agreement”) in connection with his employment with the Company;

WHEREAS, Employee has resigned from his employment with the Company, effective March 31, 2009 (the “Resignation Date”), and Employee shall not be entitled to payments under the Employment Agreement related to his separation of employment;

WHEREAS, the Parties desire to enter into an Agreement whereby Employee will be able to receive certain payments to which he is not otherwise entitled upon resignation of his employment, and he will make himself available and perform transition services when and as needed for three months following the Resignation Date.

NOW THEREFORE, in consideration of the covenants and promises contained herein, the Parties hereto agree as follows:

1. Agreement and Acknowledgment By Employee. Employee hereby acknowledges that he has resigned from his employment with Company as of the Resignation Date.  In exchange for the payments and other consideration described in Section 2 below, Employee agrees to be bound by the terms of this entire Agreement.

2. Agreements By the Company. Conditioned on Employee not breaching any of its representations or covenants hereunder, the Company agrees to the following:

a. the Company shall make severance payments to Employee during the twelve (12) months after the expiration of the Revocation Period (as defined in Section 14) (the “Severance Period”) in a gross amount of up to $162,500.04 which amount shall be subject to applicable tax withholdings and shall be paid as follows:

(i) during the first six (6) months of the Severance Period, the Company shall pay Employee at a gross monthly rate of $16,666.67; and

(ii) during the remaining six (6) months of the Severance Period, the Company shall pay Employee at a gross monthly rate of $10,416.67.

All such amounts shall be payable according to the Company’s normal payroll schedule, commencing on the first regular payroll date during the Severance Period.

3. Transition Services.

a. As of the Effective Date and for three (3) months thereafter (the “Transition Period”), Employee shall make himself available when and as reasonably requested by the Interim Chief Executive Officer or his designee, and will respond to inquiries and otherwise provide assistance in transitioning Employee’s duties to the Interim Chief Executive Officer and other members of Company management.  Employee shall perform any such services in exchange for the amounts to be paid to him under Section 2 hereof, and without any additional compensation therefore.

b. During the Transition Period, Employee shall have access to and  use of the Company’s facilities and resources at its Centreville, Delaware office (the “Centreville Office”), in accordance with the Company’s policies and procedures for such access and use, provided that the Company continues to lease such space.  Employee shall not, during the Transition Period or after, (i) access any Company facility or any Ranor facility (other than the Centreville Office, as described above), or (ii) communicate, in any format or medium, with any employee, customer, vendor, service provider or acquisition candidate, without the express prior consent of the Interim Chief Executive Officer in each case.

c. Following the expiration of the Transition Period, and in partial consideration of the payments to be made to Employee under Section 2 hereof, Employee shall sign and not revoke or breach a general release in favor of the Company in a form acceptable to the Company and substantially similar to the release contained in Section 6 hereof.

4. Breach by Employee. If Employee commits a breach of this Agreement, in addition to any other rights which the Company may have, the Company’s obligations under Section 2, Section 7 and Section 8 of this Agreement shall immediately cease.

5. Company’s Obligations. Employee acknowledges that, absent this Agreement, he has no legal, contractual or other entitlement to the consideration set forth in this Agreement and that the payments and benefits set forth in this section constitute valid and sufficient consideration for Employee’s release of claims and other obligations set forth herein.

6. Employee Release of Claims.

a. Other than duties arising in favor of Employee under this Agreement, Employee hereby expressly waives, releases, acquits and forever discharges the Company and all of its present or former officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns and the Company’s divisions, subsidiaries, affiliates, parents, related entities, and its or their partners, officers, directors, shareholders, investors, employees, agents, attorneys, representatives (hereinafter collectively referred to as “Releasees”), from any and all claims, demands, and causes of action which Employee has, had or may have, whether known or unknown, of whatever nature, which exist or may exist on Employee’s behalf from the beginning of time up to and including the date of this Agreement.

b. As used in this Section 6, “claims,” “demands,” and “causes of action” include, but are not limited to, claims based on contract, whether express or implied, invasion of privacy, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options and/or fringe benefits, claims under the Company’s 2006 Long-Term Incentive Plan, claims for attorneys’ fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, the Pennsylvania Human Relations Act, the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment Retraining Notification Act or the Employee Retirement Income Security Act.

c. Notwithstanding the foregoing, Employee’s right to coverage as a director and/or officer of the Company under any D&O insurance policies maintained by the Company, and Employee’s right to seek indemnification from the Company in matters which arose during the course of his employment, either under the by-laws of the Company as in effect during such employment or under the Delaware General Corporation Law, is expressly excluded from the foregoing release, and Employee shall retain the right to seek indemnification from the Company, either under the Company’s by-laws as in effect during such employment or under the Delaware General Corporation Law with respect to actions arising in connection with his employment.

7. Limited Release of Company Claims.  Except for claims of breach of this Agreement or of the Surviving Covenants, as defined in Section 13(b) below, Employee and his heirs are released and forever discharged of and from any and all claims whatsoever, whether known or unknown, both in law and in equity, which the Company now has or ever had against Employee, including any claims resulting from Employee’s misstatement regarding his degree from University of Delaware; except for any claims the Company might otherwise have against Employee to recover any damages, fines, losses or expenses the Company may suffer arising out of any unknown actions or omissions or willful misconduct or misfeasance by Employee not now known by Company or disclosed by Employee prior to signature hereof while serving as an employee of the Company which were or are detrimental to the Company.

8. D&O Insurance and Indemnification.  After the Effective Date, Employee shall remain eligible for coverage as a director and/or officer of the Company under all D&O insurance policies maintained by the Company as of the Effective Date, subject, however, to the terms, conditions, exclusions and limitations of such policies.

9. Last Date of Employment. Employee acknowledges that as of the Resignation Date, all privileges, rights and authority he held in connection with his positions with the Company and any of its subsidiaries or affiliates, including Ranor Inc. (“Ranor”) ceased and that he will not from and after the Resignation Date hold himself out as holding such positions or having any authority to act on behalf of any such entities.  Notwithstanding the foregoing, Employee may include on his resume or curriculum vitae the positions he held with the Company and/or Ranor, the dates such positions were held, and a description of his duties in each such position.

10. Non-Disparagement/Employment Verification.

a. Employee will not, directly or indirectly disparage the Releasees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any of the Releasees.

b. The members of the Company’s Board of Directors and its executive management team will not, directly or indirectly disparage Employee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employee.

c. The Parties acknowledge and agree that in connection with any reference check or employment verification check regarding the Employee, the Company shall only verify Employee’s title and dates of employment with the Company.  The Parties further agree that such limited verification by the Company or its failure to provide additional detail shall not be deemed to breach the Company’s obligations under Section 10(b).

d. The Parties acknowledge and agree that public disclosure by the Company of the Employee’s biographical misstatement, including but not limited to public disclosure of such biographical misstatement in any Company press release, any Company disclosure or report filed with or furnished to the Securities and Exchange Commission or any Company disclosure made to any other governmental organization, shall not be deemed to breach the Company’s obligations under Section 10(b) so long as such disclosure is factually accurate.

11. Employee Biographical Representation.  Employee hereby represents and warrants to the Company that except with respect to (i) the information relating to his degree from University of Delaware and (ii) the specific dates of Employee’s tenure as president and chief executive officer of Critical Components Corporation, there are no other misstatements in his biographical information that have been included in any of the Company's filings with the U.S. Securities and Exchange Commission.

12. Receipt of Wages and Other Compensation. Employee acknowledges and agrees that, prior to his execution of this Agreement, he has received payment or confirmation of payment for all wages; salary; accrued vacation, personal or sick days; and all properly reimbursable expenses owed to Employee by the Company for services rendered prior to the Resignation Date.

13. Company Property/Proprietary Information & Restrictive Covenants.

a. Employee agrees to return to the Company all Company property and Company documents in his possession or control, including all copies of such property and/or documents (in whatever form) and all computers and equipment, within five (5) days after the Effective Date.  Employee further agrees to return all additional Company property and documents, including copies thereof (in whatever form) and all computers and equipment, that are or come to be in his possession or control during the Transition Period, immediately upon termination of the Transition Period.  For the avoidance of doubt, all Company property shall be maintained and/or stored at the Company’s Centreville Office and not in a home office maintained by Employee.  Company Property shall include all original documents but shall not include copies of any document included as an exhibit to any statement or report filed or furnished by the Company with or to the Securities and Exchange Commission.

b. Employee acknowledges and agrees that the provisions of Articles 6, 7, 8 and 9 of his Employment Agreement (the “Surviving Covenants”), regarding (i) Trade Secrets and Proprietary Information, (ii) Covenants not to Solicit or Compete, (iii) Inventions and Discoveries, and (iv) Injunctive Relief, expressly survive any termination of Employee’s employment with the Company and continue pursuant to their terms, as provided in and subject to the terms of the Employment Agreement.  Notwithstanding the foregoing, the parties hereby agree that the terms of Section 7 of the Employment Agreement shall survive through and until the twenty-four (24) month anniversary of the Effective Date.  All of the terms of the Surviving Covenants are hereby incorporated by reference into this Agreement and made a part hereof. Any breach of the Surviving Covenants by Employee or Company from and after the Effective Date shall be deemed a breach of this Agreement.

14. Advice of Counsel; Revocation Period.  Employee is hereby advised to seek the advice of counsel prior to signing this Agreement.  Employee acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects.  Employee further acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement and that he has seven (7) days following his execution of this Agreement to revoke his acceptance, with this Agreement not becoming effective until the 7-day revocation period has expired (the “Revocation Period”).  If Employee elects to revoke his acceptance of this Agreement, he must provide written notice of such revocation by certified mail (postmarked no later than seven days after the date Employee accepted this Agreement) to:

TechPrecision Corporation
Bella Drive
Westminster, MA 01473
Attention: Chief Executive Officer

With a copy to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312
Attention:  William A. Scari, Esq.

15. Cooperation.  Employee further agrees that during the Severance Period he will cooperate fully with the Company and its counsel with respect to any matter (including, workplace inquiries, litigation, investigations, or governmental proceedings) in which Employee was in any way involved during his employment with, or while performing transition services to, the Company.  Employee shall render such cooperation in a timely manner on reasonable notice from the Company.

16. No Filing of Claims. Employee represents and warrants that he does not presently have on file, and further represents and warrants that he will not hereafter file, any claims, charges, grievances or complaints against any of the Releasees (defined above) in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Releasees occurring prior to the date of this Agreement.

17. Ownership of Claims. Employee  represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein.  Employee further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which he may have against the Releasees.

18. Employee’s Equity Interests.  For purposes of clarification, nothing in this Agreement shall be deemed to adversely affect any of Employee’s right, title or interest in or to any equity interests of the Company owned by him as of the Resignation Date.

19. Pennsylvania Law Applies.  This Agreement, in all respects, shall be interpreted, enforced and governed by and under the laws of the Commonwealth of Pennsylvania.  Any and all actions relating to this Agreement shall be filed and maintained in the federal and/or state courts located in the Commonwealth of Pennsylvania, and the parties consent to the jurisdiction of such courts.  In any action arising out of this Agreement, or involving claims barred by this Agreement, the prevailing party shall be entitled to recover all costs of suit, including reasonable attorneys’ fees.

20. Successors and Assigns.  The Parties expressly understand and agree that this Agreement, and all of its terms, shall be binding upon their representatives, heirs, executors, administrators, successors and assigns, including, without limitation, upon any successor in interest to the Company upon any change in control of the company.  In addition, this Agreement and the Company’s obligation to make payments under Section 2 hereof shall not terminate or be diminished in any way in the event of Employee’s death, in which case the right to receive payments under Section 2 shall pass to Employee’s estate as may be set forth therein.

21. Consultation with Counsel. Employee acknowledges that he has been advised to consult with legal counsel of his choice prior to execution and delivery of this Agreement.

22. Integration.  Except as otherwise specifically provided for, this Agreement constitutes an integrated, written contract, expressing the entire agreement between the Parties with respect to the subject matter hereof.  In this regard, Employee represents and warrants that he is not relying on any promises or representations which do not appear written herein.  Employee further understands and agrees that this Agreement can be amended or modified only by a written agreement, signed by all of the Parties hereto.

23. Counterparts.  This Agreement may be executed in separate counterparts and by facsimile or other electronic means, and each such counterpart shall be deemed an original with the same effect as if all Parties had signed the same document.

24. Headings.  The headings in each section herein are for convenience of reference only and shall be of no legal effect in the interpretation of the terms hereof.

25. Severability. If any provision in this Agreement is held to be invalid, the remainder of this Agreement shall not be affected by such a determination and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

26. Waivers. The failure or delay on the part of either Party to exercise any right under this Agreement shall not be deemed a waiver of any rights under this Agreement, nor shall any single or partial exercise thereof preclude any other or further exercise of such right, power or privilege.

27. Voluntary Agreement. EMPLOYEE UNDERSTANDS AND AGREES THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Separation, Severance and Release Agreement on the dates set forth below.

EMPLOYEE: /s/James Reindl James Reindl Date: March 31, 2009
TECHPRECISION, INC. By: /s/Richard F. Fitzgerald Name: Richard F. Fitzgerald Title: Chief Financial Officer Date: March 31, 2009